UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 5, 2020 (September 30, 2020)

Allena Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38268	45-2729920
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Newton Executive Park, Suite 202 Newton, Massachusetts		02462
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 467-4577

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Robert Tepper, M.D.

On September 30, 2020, Robert Tepper, M.D. notified the Allena Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of his intent to resign from the Board of Directors (the “Board”) and from his position as member of the Nominating and Corporate Governance Committee of the Board, effective as of October 5, 2020. Dr. Tepper’s decision to not stand for reelection was not related to any disagreement with the Company on any matter relating to its operations, policies, practices or any issues regarding financial disclosures, accounting or legal matters.

Appointment of Ann C. Miller, M.D. to the Board of Directors

On October 5, 2020, the Board appointed Ann C. Miller, M.D. to the Board, effective October 5, 2020. Dr. Miller will serve as a Class III director with a term expiring at the Company’s next annual meeting of stockholders, which is expected to be held on November 17, 2020 (the “Annual Meeting”), and until such time as her successor is duly elected and qualified, or until her earlier death, resignation or removal. Further, effective immediately following the Annual Meeting, the Board appointed Dr. Miller to serve on the audit and compensation committees of the Board, subject to her election as a director by the Company’s stockholders at the Annual Meeting.

Ann Miller has served as a member of the board of directors of Inovio Pharmaceuticals, Inc., a publicly held biotechnology company focused on the discovery, development, and commercialization of its synthetic DNA technology targeted against cancers and infectious diseases since March 2019. She has also served as a member of the board of directors of Puma Biotechnology, Inc., a biopharmaceutical company with a focus on the development and commercialization of innovative products to enhance cancer care, since November 2019. Prior to that, Dr. Miller worked at Sanofi S.A. from 2012 until her retirement in September 2018, serving as Vice President of Marketing and Vice President of Global Marketing, Oncology Division. From 2009 to 2011, Dr. Miller served as Senior Vice President of Pharmaceutical Services at Eisai Co., Ltd., leading its Primary Care and Specialty Business unit. Dr. Miller previously served in management roles in global marketing at Amgen Inc. and in positions of increasing responsibility at Merck & Co., Inc. over a period of 16 years. Dr. Miller received an M.D. from the Duke University School of Medicine and a B.A. in chemistry with honors from Duke University. She is a member of the Duke University Medical Alumni Council. We believe Dr. Miller is qualified to serve on our Board of Directors based on her broad commercial background in the biopharmaceutical industry and her clinical training and experience.

As a non-employee director, Dr. Miller will receive cash and equity compensation paid by the Company pursuant to its non-employee director compensation policy. There are no arrangements or understandings between Dr. Miller and any other person pursuant to which Dr. Miller was selected as a director, and there are no transactions between Dr. Miller and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Dr. Miller in connection with her appointment to the Board which is in substantially the same form as that entered into with the other directors of the Company.

Following the appointment of Dr. Miller, the Company’s Class III directors consist of Robert Alexander, Ph.D., Ann C. Miller, M.D. and Gino Santini. The terms for the Company’s Class III directors will expire at the Annual Meeting.

A copy of the press release issued by the Company announcing the foregoing activities is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated October 5, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2020	Allena Pharmaceuticals, Inc.

	By:	/s/Edward Wholihan
Edward Wholihan
Chief Financial Officer